Exhibit 99.1

Jernigan Capital Reports Fourth Quarter Results; Introduces 2020 Guidance

MEMPHIS, Tennessee, February 26, 2020 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), an owner of self-storage facilities and a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter and year ended December  31, 2019.

Fourth Quarter Highlights include:

▪	Earnings per share and adjusted earnings per share of $0.06 and $0.39, respectively.

▪

Executed a definitive asset purchase agreement with JCAP Advisors, LLC (“the Advisor”), the Company’s external advisor, in which Jernigan Capital Operating Company, LLC (the “Operating Company”), would acquire the business assets and liabilities of the Advisor, thereby internalizing the Advisor (the "Internalization").

▪

Increased to 20 the number of self-storage facilities wholly owned either on balance sheet or in the SL1 Joint Venture through a developer buyout of the self-storage facility underlying the SL1 Joint Venture’s Raleigh development investment.

▪

Commenced leasing of Generation V self-storage facilities underlying four development property investments in which the Company has an aggregate committed investment of $38.7 million, 49.9% profits interests and ROFRs.

Full-Year 2019 Highlights include:

▪	Earnings per share and adjusted earnings per share of $1.11 and $2.00, respectively.

▪

Increased the number of wholly owned self-storage facilities from seven to 20 through developer buyouts of seven development property investments and five self-storage facilities underlying the Company’s Miami bridge portfolio, as well as the acquisition of the interests in the entity that owned the property underlying the Company’s Miami construction loan.

▪	Originated six on-balance sheet development property investments for an aggregate committed investment of $87.9 million.

▪	Commenced leasing of 16 additional Generation V self-storage development properties in which the Company has an aggregate committed investment of $169.2 million.

Subsequent Events include:

▪

Purchased 100% of the Class A membership units of the LLCs that own Fort Lauderdale, Boston 2, Atlanta 4, Atlanta 6, Atlanta 5, Atlanta 3, Charlotte 2, Knoxville, and Louisville 1 development property investments.

▪	Closed the Internalization of the Company’s Advisor upon stockholder approval on February 20, 2020.

“2019 was an outstanding year for the Company,” stated John Good, Chairman and Chief Executive Officer. “During the fourth quarter, we executed a definitive agreement for our internalization, subsequently closed on February 20, 2020, on terms that our board of directors strongly believed to be in the best interests of our stockholders and which were, in fact, very well received by our stockholders. We continued to strongly execute the Company’s business plan by assuming 100% ownership of 13 newly developed, state-of-the-art Generation V self-storage properties located in some of the best submarkets in the US, all of which we had previously financed. Annual revenue and adjusted earnings per share exceeded the midpoint of our updated full-year guidance ranges, with adjusted earnings per share at the top end of our guidance range. As of quarter-end, 58 facilities, representing 76% of self-storage projects that we have financed to date, were open and operating.”

“We expect 2020 to be a transformational year for JCAP, as the outstanding efforts of our team over the past five years continue to enhance stockholder value,” Mr. Good continued. “For the first time since our IPO, we are self-managed, which serves to better align management with our stockholders, right-size our G&A load and conform to industry best practices among publicly traded equity REITs. We currently own 38% of our portfolio and believe that, by year end, a majority of our assets will be wholly owned self-storage facilities. While we expect to continue our development investment program selectively, our institutional stockholders increasingly view us more as an owner-operator of self-storage properties, or an equity REIT, rather than as a specialty finance company, or mortgage REIT. This view was evidenced by our November 26, 2019 inclusion in the MSCI US REIT Index (RMZ), an index that notably only includes equity REITs as constituents. With the confluence of internalization, G&A right-sizing, increasing opportunities to buy developers out of well-located latest generation projects we have financed and substantial increases in institutional interest in JCAP, we believe the Company is well positioned to meaningfully increase stockholder value for years to come.”

Financial Highlights

Earnings per share and adjusted earnings per share for the quarter ended December  31, 2019 were $0.06 and $0.39, respectively. Earnings per share and adjusted earnings per share for the year ended December  31, 2019 were $1.11 and $2.00, respectively.

Total revenues for the quarter and year ended December  31, 2019 were $12.1 million and $45.1 million, respectively, representing increases of $2.5 million, or 25%, and $13.9 million, or 44%, over total revenues for the quarter and year ended December  31, 2018, respectively. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio and the additional property revenue generated from the wholly owned properties that were consolidated during 2019.

General and administrative expenses, excluding fees to the Manager, for the quarter and year ended December  31, 2019 were $2.2 million and $8.5 million, compared to $1.7 million and $7.3 million for the comparable 2018 periods, respectively. Included in these amounts were stock-based compensation expense for the quarter and year ended December  31, 2019 of $0.6 million and $2.1 million, compared to $0.3 million and $1.8 million for the comparable 2018 periods, respectively. For the year ended December 31, 2018, compensation and benefits also included $0.2 million of third party reimbursements to the Manager, which offset expenses reimbursed to the Manager by us on a dollar-for-dollar basis. There was no such offset for the year ended December 31, 2019, which resulted in an increase in expense period-to-period. Compensation and benefits also increased due to annual compensation increases and the addition of two professional employees during 2019 who were hired for various functions rendered necessary by our conversion to an equity REIT.

Other expenses for the quarter and year ended December 31, 2019 consist of costs incurred with respect to ongoing discussions and negotiations related to Internalization and execution of the Stock Purchase Agreement and ancillary agreements. Other expenses consist of costs related to the termination of an employee contract during the year ended December 31, 2018.

Net income attributable to common stockholders for the quarter ended December  31, 2019 was $1.3 million, a decrease of $15.9 million, or 93%, over the $17.2 million net income attributable to common stockholders for the comparable quarter in 2018. Net income attributable to common stockholders for the year ended December  31, 2019 was $23.9 million, a decrease of $12.4 million, or 34%, over the $36.4 million reported for the year ended December 31, 2018. The decreases are largely attributable to a decline in fair value accretion due to a smaller number of self-storage development projects achieving substantial completion and an increased pace of acquisitions of developers’ interests. In general, when the Company acquires the properties underlying its development property investments, which has occurred on average more than two years prior to economic stabilization of such development properties, the wholly owned assets tend to initially produce less net income than the 6.9% coupon earned on the development property investments.

Net income attributable to common stockholders and adjusted earnings for the quarter and year ended December  31, 2019 also includes increases in the fair value of investments of $7.6 million and $36.4 million, respectively, compared to increases of $18.9 million and $42.9 million, respectively, for the comparable periods in 2018. This represents a decrease of $11.4 million, or 60%, and a decrease of $6.5 million, or 15%, year-over-year from the quarter and year ended December  31, 2018, respectively. The year-over-year reduction in the increases in the fair value of investments for the quarter and year ended December  31, 2019 as compared to the same period in 2018 was primarily driven by the fact that fewer properties attained certificates of occupancy and an increased pace of acquisitions of developers’ interests during the year ended December  31, 2019 as compared to the year ended December  31, 2018.

Capital Markets Activities

During the fourth quarter, the Company issued an aggregate $3.6 million of common stock under the Company’s at-the-market program at a weighted average share price of $19.56.

Dividends

On October 29, 2019, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $2.4 million was paid on January 15, 2020 to holders of record on January 1, 2020. A stock dividend of 2,125 shares of additional Series A Preferred Stock was issued on January 15, 2020 to holders of record on January 1, 2020 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On October 29, 2019, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on January 15, 2020 to holders of record on January 2, 2020.

On  October 29, 2019, the Company declared a dividend of $0.35 per common share. The dividend was paid on January 15, 2020 to common stockholders of record on January 2, 2020.

On December 16, 2019, the Company announced that its dividend would be rightsized to a level of $0.23 per quarter ($0.92 annually), beginning with the dividend payment that will be paid in April 2020. On February 21, 2020, the Company declared a dividend of $0.23 per share of common stock. The dividend is payable April 15, 2020 to holders of record on April 1, 2020. In addition, the Company declared cash and stock dividends on its Series A Preferred Stock, payable on April 15, 2020 to holders of record on April 1, 2020 and cash dividends on its Series B Preferred Stock of $0.4375 per share payable on April 15, 2020 to holders of record on April 1, 2020.

First Quarter and Full-Year 2020 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the first quarter and full-year 2020. Such guidance is based on management's current expectations of Company investment and acquisition activity (including fair value appreciation, the expected timing of construction progress and receipts of certificates of occupancy, and assumptions regarding the timing of acquisitions of developer interests), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions, including interest rate levels. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets,  net income or loss attributable to noncontrolling interests, and other expenses and fees to manager. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending		Year ending
	March 31, 2020		December 31, 2020
	Low	High	Low	High
Interest income from investments	$7,650	$7,750	$26,500	$27,500
Rental revenue from real estate owned	3,550	3,750	22,450	23,450
Other income	35	45	155	175
Total revenues	$11,235	$11,545	$49,105	$51,125
G&A expenses (1)	(2,865)	(2,665)	(11,025)	(10,375)
Property operating expenses (excl. depreciation and amortization)	(2,300)	(2,200)	(12,950)	(12,450)
Depreciation and amortization on real estate assets	(3,800)	(3,700)	(21,500)	(21,000)
Interest expense	(3,400)	(3,300)	(15,000)	(14,000)
JV income	40	50	120	150
Other expenses and fees to manager (3)	(39,130)	(39,130)	(39,130)	(39,130)
Other interest income	10	10	30	40
Net unrealized gain on investments (1)	4,500	6,000	13,250	18,250
Net loss	(35,710)	(33,390)	(37,100)	(27,390)
Less: Net loss attributable to noncontrolling interests	(1,390)	(1,310)	(3,340)	(2,780)
Net loss available to stockholders	(34,320)	(32,080)	(33,760)	(24,610)
Distributions to preferred stockholders (2)	(5,210)	(5,200)	(21,140)	(21,100)
Net loss attributable to common stockholders	(39,530)	(37,280)	(54,900)	(45,710)
Add: stock dividends	2,125	2,125	8,500	8,500
Add: stock-based compensation	615	615	2,425	2,375
Add: depreciation and amortization on real estate assets	3,800	3,700	21,500	21,000
Add: depreciation and amortization on SL1 Venture real estate assets	70	65	210	200
Add: net loss attributable to noncontrolling interests	(1,390)	(1,310)	(3,340)	(2,780)
Add: other expenses and fees to manager (3)	39,130	39,130	39,130	39,130
Adjusted earnings	$4,820	$7,045	$13,525	$22,715
Loss per share attributable to common stockholders – diluted	$(1.70)	$(1.61)	$(2.26)	$(1.88)
Adjusted earnings per share – diluted	$0.20	$0.29	$0.52	$0.87
Average shares outstanding – diluted	23,200,000	23,200,000	24,250,000	24,250,000
Average shares and units outstanding – diluted	24,100,000	24,100,000	26,000,000	26,000,000
1)

Excludes $0.03 million (low) and $0.04 million (high) and $0.2 million (low and high) of unrealized appreciation in fair value of investments from the real estate venture, which is included in JV income for the three months ending March 31, 2020 and for the year ending December 31, 2020, respectively.

2)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to outstanding shares of Series A Preferred Stock, as well as cash dividends estimated with respect to outstanding shares of Series B Preferred Stock.

3)

Other expenses and fees to manager consist of a $37.3 million charge related to the settlement of all obligations under the management agreement in connection with the Internalization transaction, $1.2 million of fees to Manager for the prorated period during Q1 2020 prior to the completion of the Internalization, and $0.6 million of professional fees incurred with respect to Internalization transaction.

Full-Year Key Assumptions:

•	Approximately 15 to 20 acquisitions of developers’ interests for the full year 2020; and
•	Fundings of approximately $75 million to $85 million on the Company’s existing development investment commitments during the year ending December 31, 2020.

Additionally, the Company continues to monitor its 2020 fair value guidance with updated estimates of construction progress, timing of the receipt of certificates of occupancy from its development partners and the movement of interest rates and spreads. Of the estimated $13.3 million to $18.3 million of fair value appreciation in 2020, the Company expects to recognize  $4.5 to $6.0 million during the first quarter, $3.0 to $4.0 million in the second quarter, $2.3 to $3.3 million in the third quarter, and $3.5 million to $5.0 million to be recognized in the fourth quarter. The Company’s 2020 fair value guidance reflects updated estimates of the timing of construction completion of the self-storage facilities underlying certain of our development investments, as well as the timing of stabilization of facilities in which we have invested. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of construction completion, both of which are subject to factors outside the control of the Company and the Company’s development partners. Moreover, when the Company acquires the developer’s interest in a self-storage project that the Company has financed, the Company no longer accounts for such investment under the fair value method, so acquisitions of developer interests have a potentially material effect on future fair value recognized in the Company’s financial statements. As such, the amount and exact timing of fair value recognition is subject to change.

Refer to the Company’s Fourth Quarter 2019 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, February 27, 2020 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until midnight Eastern Time on Thursday, March  12, 2020.

Supplemental financial and operating information for the quarter and year ended December  31, 2019 is available on the Company’s website under Financials – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13694251

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities we finance. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our first quarter and full-year 2020 guidance and fair value measurements and the assumptions underlying such guidance, our ability to acquire our developers’ interests in additional properties, our management team’s views of the self-storage market generally, our ability to successfully source, structure, negotiate and close investments in and acquisitions of self-storage facilities, the market dynamics of the MSAs in which our investments are located, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, and the terms and our rate of deployment of equity capital and our ability to increase the borrowing base and use the accordion feature of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. The Company undertakes no duty or responsibility to publicly update or revise any forward-looking statement to reflect future events or circumstances or to reflect the occurrence of unexpected events. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-

K, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, depreciation and amortization on SL1 Venture real estate assets, net income or loss attributable to noncontrolling interests, and other expenses which are generally non-comparable and which represent expenses not substantially related to our ongoing business operations. Fees to manager have been included in Adjusted Earnings for all periods through December 31, 2019 as at that time they related to our then-ongoing business operations as an externally-managed company. For periods subsequent to December 31, 2019, Fees to manager are not included in Adjusted Earnings as they no longer relate to our ongoing business operations as an internally-managed company following the Internalization. We have paid a prorated management fee to the Manager for the period during the first quarter of 2020 prior to the completion of the Internalization and will no longer pay management fees going forward. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

David Corak

(901) 567-9580

Investorrelations@jernigancapital.com

JERNIGAN CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	December 31, 2019	December 31, 2018
	(unaudited)
Assets:
Cash and cash equivalents	$3,278	$8,715
Self-Storage Investment Portfolio:
Development property investments at fair value	549,684	373,564
Bridge investments at fair value	-	84,383
Self-storage real estate owned, net	230,844	96,202
Investment in and advances to self-storage real estate venture	11,247	14,155
Other loans, at cost	4,713	4,835
Deferred financing costs	4,154	4,619
Prepaid expenses and other assets	8,654	3,702
Fixed assets, net	203	233
Total assets	$812,777	$590,408

Liabilities:
Secured revolving credit facility	$162,000	$-
Term loans, net of unamortized costs	40,791	24,609
Due to Manager	3,164	3,334
Accounts payable, accrued expenses and other liabilities	4,817	2,402
Dividends payable	13,131	12,199
Total liabilities	223,903	42,544

Equity:
Series A Cumulative preferred stock	130,637	122,137
Series B Cumulative preferred stock	37,298	37,401
Common stock	224	204
Additional paid-in capital	426,129	386,394
Retained earnings	(5,021)	1,728
Accumulated other comprehensive income (loss)	(393)	-
Total equity	588,874	547,864
Total liabilities and equity	$812,777	$590,408

JERNIGAN CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:	(unaudited)	(unaudited)	(unaudited)
Interest income from investments	$8,873	$8,525	$36,451	$27,576
Rental and other property-related income from real estate owned	3,210	1,101	8,285	3,499
Other revenues	45	40	357	139
Total revenues	12,128	9,666	45,093	31,214

Costs and expenses:
General and administrative expenses	2,209	1,691	8,482	7,270
Fees to Manager	2,132	2,684	8,335	7,442
Property operating expenses of real estate owned	1,456	508	3,994	1,712
Depreciation and amortization of real estate owned	2,704	982	6,195	3,425
Other expenses	1,918	-	2,186	290
Total costs and expenses	10,419	5,865	29,192	20,139

Operating income	1,709	3,801	15,901	11,075

Other income (expense):
Equity in earnings from unconsolidated real estate venture	160	58	567	1,483
Realized gain on investments	-	-	-	619
Net unrealized gain on investments	7,555	18,942	36,402	42,945
Interest expense	(2,965)	(634)	(8,500)	(2,155)
Other interest income	6	84	36	399
Total other income	4,756	18,450	28,505	43,291
Net income	6,465	22,251	44,406	54,366
Net income attributable to preferred stockholders	(5,195)	(5,049)	(20,478)	(18,014)
Net income attributable to common stockholders	$1,270	$17,202	$23,928	$36,352

Basic earnings per share attributable to common stockholders	$0.06	$0.87	$1.11	$2.10
Diluted earnings per share attributable to common stockholders	$0.06	$0.87	$1.11	$2.10

Dividends declared per share of common stock	$0.35	$0.35	$1.40	$1.40

JERNIGAN CAPITAL, INC.
CALCULATION OF ADJUSTED EARNINGS
(in thousands, except share and per share data)
(unaudited)

	Three months ended
	December 31, 2019	December 31, 2018
Net income attributable to common stockholders	$1,270	$17,202
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	553	321
Plus: depreciation and amortization on real estate assets	2,704	982
Plus: depreciation and amortization on SL1 Venture real estate assets	93	-
Plus: other expenses	1,918	-
Adjusted Earnings	$8,663	$20,630

Adjusted Earnings per share attributable to common stockholders – diluted	$0.39	$1.04

Weighted average shares of common stock outstanding – diluted	22,252,115	19,816,194

	Year ended
	December 31, 2019	December 31, 2018
Net income attributable to common stockholders	$23,928	$36,352
Plus: stock dividends to preferred stockholders	8,500	8,500
Plus: stock-based compensation	2,148	1,828
Plus: depreciation and amortization on real estate assets	6,195	3,425
Plus: depreciation and amortization on SL1 Venture real estate assets	312	-
Plus: other expenses	2,186	290
Adjusted Earnings	$43,269	$50,395

Adjusted Earnings per share attributable to common stockholders – diluted	$2.00	$2.92

Weighted average shares of common stock outstanding – diluted	21,588,780	17,284,160

JERNIGAN CAPITAL, INC.
CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Shares outstanding:
Weighted average common shares - basic	22,035,950	19,655,942	21,391,218	17,111,035
Effect of dilutive securities	216,165	160,252	197,562	173,125
Weighted average common shares, all classes	22,252,115	19,816,194	21,588,780	17,284,160

Calculation of Earnings per Share - basic
Net income	$6,465	$22,251	$44,406	$54,366
Less:
Net income allocated to preferred stockholders	5,195	5,049	20,478	18,014
Net income allocated to unvested restricted shares (1)	13	139	220	364
Net income attributable to common stockholders – two-class method	$1,257	$17,063	$23,708	$35,988

Weighted average common shares – basic	22,035,950	19,655,942	21,391,218	17,111,035
Earnings per share – basic	$0.06	$0.87	$1.11	$2.10

Calculation of Earnings per Share - diluted
Net income	$6,465	$22,251	$44,406	$54,366
Less:
Net income allocated to preferred stockholders	5,195	5,049	20,478	18,014
Net income attributable to common stockholders – two-class method	$1,270	$17,202	$23,928	$36,352

Weighted average common shares – diluted	22,252,115	19,816,194	21,588,780	17,284,160
Earnings per share – diluted	$0.06	$0.87	$1.11	$2.10

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$8,663	$20,630	$43,269	$50,395
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	85	167	396	505
Adjusted Earnings attributable to common stockholders – two-class method	$8,578	$20,463	$42,873	$49,890

Weighted average common shares – basic	22,035,950	19,655,942	21,391,218	17,111,035
Adjusted Earnings per share – basic	$0.39	$1.04	$2.00	$2.92

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders – two-class method	$8,663	$20,630	$43,269	$50,395

Weighted average common shares – diluted	22,252,115	19,816,194	21,588,780	17,284,160
Adjusted Earnings per share – diluted	$0.39	$1.04	$2.00	$2.92
(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the quarter and year ended December  31, 2019 and 2018.

JERNIGAN CAPITAL, INC.
2020 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)

(unaudited)

	Quarter ending March 31, 2020
	Low	High
Net loss attributable to common stockholders	$(39,530)	$(37,280)
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	615	615
Plus: depreciation and amortization on real estate assets	3,800	3,700
Plus: depreciation and amortization on SL1 Venture real estate assets	70	65
Plus: net loss attributable to noncontrolling interests	(1,390)	(1,310)
Plus: other expenses and fees to manager	39,130	39,130
Adjusted Earnings	$4,820	$7,045

Net loss attributable to common stockholders per weighted average share – diluted	$(1.70)	$(1.61)
Adjusted Earnings per weighted average share – diluted	$0.20	$0.29

Weighted average shares of common stock outstanding – diluted	23,200,000	23,200,000
Weighted average shares and units of common stock outstanding – diluted	24,100,000	24,100,000

	Year ending December 31, 2020
	Low	High
Net loss attributable to common stockholders	$(54,900)	$(45,710)
Plus: stock dividends to preferred stockholders	8,500	8,500
Plus: stock-based compensation	2,425	2,375
Plus: depreciation and amortization on real estate assets	21,500	21,000
Plus: depreciation and amortization on SL1 Venture real estate assets	210	200
Plus: net loss attributable to noncontrolling interests	(3,340)	(2,780)
Plus: other expenses and fees to manager	39,130	39,130
Adjusted Earnings	$13,525	$22,715

Net loss attributable to common stockholders per weighted average share – diluted	$(2.26)	$(1.88)
Adjusted Earnings per weighted average share – diluted	$0.52	$0.87

Weighted average shares of common stock outstanding – diluted	24,250,000	24,250,000
Weighted average shares and units of common stock outstanding – diluted	26,000,000	26,000,000